     As filed with the Securities and Exchange Commission on April 29, 1997
                                                      Registration No. 333-24097



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                                    GEOWORKS
             (Exact Name of Registrant as specified in its charter)


                 CALIFORNIA                            94-2920371
          (State of incorporation)         (I.R.S. Employer Identification No.)

                               960 ATLANTIC AVENUE
                            ALAMEDA, CALIFORNIA 94501
                                 (510) 814-1660
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                 GORDON E. MAYER
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                    GEOWORKS
                               960 ATLANTIC AVENUE
                            ALAMEDA, CALIFORNIA 94501
                                 (510) 814-1660
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

                               HERBERT P. FOCKLER
                       WILSON, SONSINI, GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD
                           PALO ALTO, CALIFORNIA 94304
                                 (415) 493-9300

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     FROM TIME TO TIME AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

         If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /




         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

PROSPECTUS



                                1,282,754 SHARES
                                    GEOWORKS

                                  COMMON STOCK



      This Prospectus relates to the public offering, which is not being underwritten, of 1,282,754 shares of Common Stock, no par value (the "Common Stock"), of Geoworks ("Geoworks" or the "Company"), which may be offered from time to time by the Selling Shareholders named herein (the "Selling Shareholders") for their own benefit. The Common Stock to which this Prospectus relates was issued to the Selling Shareholders pursuant to the acquisition (the "Acquisition") by the Company of all of the capital stock of Eden Group Limited, a corporation organized under the laws of England and Wales. The Common Stock issued to the Selling Shareholders in the Acquisition was issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), provided by Section 4(2) thereof and Regulation S thereunder. None of the shares offered pursuant to this Prospectus have been registered prior to the filing of the Registration Statement of which this Prospectus is a part. The Company will receive no part of the proceeds of such sales.


      The Selling Shareholders intend to sell the shares offered hereby from time to time in the over-the-counter market at prices prevailing therein, in individually negotiated transactions at such prices as may be agreed upon, or in a combination of such methods of sale. The Company will bear no expenses in connection with any sale or other distribution of the shares by the Selling Shareholders other than the expenses of preparation of this prospectus and the related Registration Statement of which it is a part. The Selling Shareholders will bear any selling commissions, stock transfer taxes, and fees and disbursements of its counsel relating to such sale and distribution and any other selling expenses. To the extent required, the specific shares of Common Stock to be sold, the public offering price, the names of any agent dealer or underwriter and any applicable commission or discount with respect to any particular offer is set forth herein or will be set forth in an accompanying Prospectus Supplement. See "Selling Shareholders" and "Plan of Distribution." The Company's Common Stock is traded on the Nasdaq National Market under the symbol GWRX. The last reported sales price of the Common Stock on the Nasdaq National Market on April 25, 1997 was $5 5/8 per share.



           SEE "RISK FACTORS" ON PAGE 5 FOR INFORMATION THAT SHOULD BE
                      CONSIDERED BY PROSPECTIVE INVESTORS.


      The Selling Shareholders and any broker executing selling orders on behalf of the Selling Shareholders may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). Commissions received by any such broker may be deemed to be underwriting commissions under the Securities Act. See "Plan of Distribution" for information relating to indemnification of the Selling Shareholders.


            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
               THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION NOR HAS THE SECURITIES AND
                   EXCHANGE COMMISSION OR ANY STATE SECURITIES
                     COMMISSION PASSED UPON THE ACCURACY OR
                        ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.



                 THE DATE OF THIS PROSPECTUS IS APRIL __, 1997

      NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SHAREHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SHARES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             ADDITIONAL INFORMATION

      This Prospectus constitutes a part of a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the shares of Common Stock offered hereby, reference is hereby made to the Registration Statement. Statements contained herein concerning the provisions of any document are not necessarily complete, and each such statement is qualified in its entirety by reference to the copy of such document filed with the Commission.

                              AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, NW, Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, Seven World Trade Center, New York, New York 10048, and Chicago Regional Office, Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, NW, Washington, D.C. 20549 upon payment of the prescribed fees. The Common Stock of the Company is quoted on the Nasdaq National Market. Reports, proxy and information statements and other information concerning the Company may be inspected at the Nasdaq Stock Market at 1735 K Street, NW, Washington, D.C. 20006. The Commission maintains a World Wide Web Site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed by the Company with the Commission are hereby incorporated by reference in this Prospectus:

      (1) The Company's Annual Report on Form 10-K for the year ended March 31, 1996;


      (2) The Company's Quarterly Reports on Form 10-Q for the quarter ended June 30, 1996 and on Form 10-Q (as amended on Form 10-Q/A) for the quarters ended September 30, 1996 and December 31, 1996;

      (3)  The Company's Current Report on Form 8-K, filed March 10, 1997.


      (4) The description of the Company's Capital Stock contained in its Registration Statement on Form 8-A, which became effective on June 22, 1994.

      All reports and other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein, to the extent required, and to be a part hereof from the date of filing of such reports and documents. Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be submitted in writing to Jordan J. Breslow, Vice President, General Counsel, Geoworks, 960 Atlantic Avenue, Alameda, California 94501 or by telephone at (510) 814-1660.

                                   THE COMPANY

      The following information is qualified in its entirety by the more detailed information and the Consolidated Financial Statements and the Notes thereto appearing in the documents incorporated by reference herein.

      Geoworks develops and markets operating system and application software for the emerging market of mobile communications devices and electronic organizers, focusing principally on smart phones. Smart phones are next-generation, digital-cellular telephones that integrate voice and data transmission capabilities - including voice mail, e-mail, facsimile and Internet access to content and services - within one handheld device.

      The Company's objective is to establish its GEOS system software as a leading operating system for this market in the near term, and to leverage this position by developing and marketing an array of products and services to the installed base of GEOS-based devices. In particular, through its Wireless Content and Services division, Geoworks is working with content providers, hardware vendors, and integrated service vendors to create a complete, end-to-end smart phone solution, delivering content and services to users of GEOS-based smart phones. GEOS system software is currently licensed on an OEM basis by Brother International Corporation, Ericsson Mobile Communications AB, Hewlett-Packard Company ("Hewlett-Packard"), NEC, Nokia and Toshiba Corporation ("Toshiba"). In addition, Nokia, Novell, Inc. and Toshiba have made significant equity investments in Geoworks.

      Geoworks was incorporated in California in September 1983. The Company's executive offices are located at 960 Atlantic Avenue, Alameda, California 94501, and its telephone number is (510) 814-1660.


        RECENT FINANCIAL DEVELOPMENTS (UNAUDITED). On April 24, 1997, the Company announced consolidated results of operations for the fourth quarter and for all of fiscal year 1997. For the quarter ended March 31, 1997, the Company reported revenues of $1,931,000 compared with revenues of $1,267,000 for the same period a year ago. The Company reported a net loss of $5,823,000, or $0.38 per share, versus a net loss of $2,974,000, or $0.20 per share, for the same period a year ago. The results for the fourth quarter of 1997 include a one-time charge of $1,450,000, or $0.09 per share, for costs related to the Acquisition of Eden Group Limited in February 1997.



        For the year ended March 31, 1997, the Company reported revenues of $11,096,000 compared with revenues of $6,279,000 for fiscal 1996. For fiscal 1997, the Company reported a net loss of $13,476,000, or $0.88 per share, compared with a net loss of $9,711,000, or $0.75 per share, for fiscal 1996. Results of operations for the quarter ended March 31, 1996 and for fiscal year 1996, as shown above, have been restated to include the effects of the Acquisition, which was accounted for as a pooling of interests.

                           FORWARD-LOOKING STATEMENTS

      This Prospectus and the documents incorporated herein by reference contain forward-looking statements that are based on current expectations, estimates and projections about the Company's industry, management's beliefs, and assumptions made by management. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed or forecasted in any such forward-looking statements. Such risks and uncertainties include, in addition to those set forth herein under "Risk Factors," those noted in the documents incorporated herein by reference. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

                                  RISK FACTORS

      The Shares offered hereby are speculative in nature and involve a high degree of risk. The following risk factors should be considered carefully in addition to the other information contained in the documents incorporated by reference herein before purchasing the Common Stock offered hereby:

EFFECT OF WHOLESALE PRICES ON ROYALTIES

      Royalties from the licensing of Geoworks' operating system to hardware manufacturers represent a significant component of Geoworks' current revenues, and are expected to represent an increasing portion of Geoworks' revenues in future fiscal periods. The royalties Geoworks receives from these licenses are usually correlated to the wholesale or comparable transfer price of the devices in which Geoworks' software is incorporated. The price of such devices is expected to decline over time as a result of competitive pressures and consumer demands and due to the efforts of Geoworks' OEM customers to achieve increased sales volume through price reductions. To the extent that Geoworks' royalty is determined as a percentage of such price, or to the extent that Geoworks responds to market pressures by reducing the amount of fixed-dollar royalties, any such reduction in the wholesale or comparable transfer price will have a material adverse effect on the royalty per unit Geoworks receives. There can be no assurance that an increase in sales volume will result from a decline in the wholesale or comparable price and thereby compensate for any decline in royalties per unit which Geoworks receives from its OEM licensees.

ACCEPTANCE OF GEOWORKS TECHNOLOGY

      Geoworks' success in establishing the GEOS system software as a leading operating system in the mobile communicating device market is critically dependent on Geoworks' ability to establish and sustain business relationships with key market participants. The Company has already established relationships with several key hardware manufacturers and other companies which Geoworks believes will be significant participants in the market. Despite the importance of these relationships, Geoworks must secure additional strategic design wins with its existing partners and other device manufacturers in order to establish the GEOS system software as an accepted operating system. There can be no assurance that Geoworks' existing or future relationships will result in sustained partnerships, successful products or substantial revenues for Geoworks. Furthermore, even if Geoworks is able to establish and sustain relationships with particular participants in the communicating mobile device market, Geoworks' success depends upon both the adoption of Geoworks' GEOS system software as an accepted operating system by hardware manufacturers and the development by Geoworks and others of aftermarket application products and services for such products. There can be no assurance that Geoworks will be able to establish any such relationships, that the GEOS system software will be accepted as an operating system or that successful aftermarket products and services will develop for mobile communicating devices. Geoworks' aftermarket strategy includes developing relationships with a limited number of independent software developers to create, produce and market GEOS-based applications and services. There can be no assurance that a limited number of independent software developer relationships will be sufficient for Geoworks to compete effectively in the mobile communicating device market, or that Geoworks or independent software developers will be able to develop GEOS-based applications and services in a timely manner or, if developed, that such applications and services will achieve market acceptance.

DEPENDENCE ON NEW MARKET

      Geoworks' efforts are currently concentrated on developing and marketing operating system software for use in mobile communicating devices. Geoworks' success depends upon both the development of a new market for these products and upon the adoption of Geoworks' GEOS system software as an accepted operating system standard for such devices. Although the market for cellular telephones is well established and is currently growing at an appreciable rate, the smart phone market is in the early stages of development, and, to date, no smart phone device has achieved broad market acceptance. In August 1996, Nokia released a smart phone in selected geographic markets which incorporates the Company's GEOS software. Although the device has been well received, market acceptance of these products has not yet been fully established. More generally, the failure of these or any other early, highly publicized products or the discontinuance of any such products by their manufacturers could significantly affect the marketability of other similar or related products and components and the development of the market. The Company has no control over the pricing of GEOS-based devices and, therefore, cannot guarantee that any devices will reach the desired price points to achieve mass market acceptance. In addition, the development of the smart phone market, like that of other computer and consumer electronics markets, is dependent upon the simultaneous development of a substantial infrastructure of related and supporting products and services, including hardware and software products, distribution channels and services, communications services and support and repair services. The Company has very limited influence over and, therefore, is substantially dependent upon, the activities of third parties for the development of this infrastructure. The success of smart phones also depends on a number of other general market factors outside Geoworks' control, including consumer acceptance of particular smart phone concepts. In addition, Geoworks' long-term results will depend upon its success in developing and marketing aftermarket wireless content products and services that operate on GEOS-based smart phones. There can be no assurance, however, that the wireless content and services market will develop as anticipated or that Geoworks will be able to execute its business plan successfully.

LIMITED SUCCESS OF PREVIOUS-GENERATION, NON-COMMUNICATING DEVICES

      Prior to the emergence of the smart phone market, the Company licensed its GEOS operating system software to manufacturers of non-communicating mobile devices, such as personal digital assistants and handheld electronic organizers. These noncommunicating devices - including the Hewlett-Packard OmniGo and the Casio Z-7000, as well as those introduced by competitors, such as the Apple Newton, Sony MagicLink and Motorola Envoy - have achieved only modest unit sales to date, and the Casio Z-7000, a first-generation personal digital assistant based upon the Company's GEOS system software, has been discontinued. Sharp and Toshiba have each developed a non-communicating GEOS-based device and subsequently elected to cancel introduction of such devices into the market. Other market participants have announced restructurings of their efforts relating to such devices. In addition, sales of low-cost, GEOS-based educational computer systems and sales of Hewlett-Packard's OmniGo, a second generation electronic organizer, fell short of the Company's expectations. In particular, these third-party product discontinuances and disappointments contributed to the Company recognizing lower then expected recurring license revenues during the fiscal year ended March 31, 1996.

DEPENDENCE ON HARDWARE MANUFACTURERS

      Geoworks' business is critically dependent upon the timely introduction and successful marketing and sale of GEOS-based smart phones by a limited number of consumer product companies. Geoworks, however, has no direct control over any particular smart phone's hardware design, product functionality, pricing strategy, release dates, market positioning, manufacturability and production schedule, product promotion or distribution, all of which affect the product's success and therefore Geoworks' business results. In addition, foreign currency fluctuations may (a) limit the ability of foreign consumer product companies to achieve production costs low enough to meet the pricing requirements of the smart phone market or (b) otherwise affect the pricing of their products in foreign markets to the extent that pricing is denominated in U.S. dollars. If a particular GEOS-based smart phone does not achieve broad market acceptance and generate anticipated sales volume, Geoworks' operating system royalties from such product and Geoworks' opportunity for aftermarket sales of products and services to users of such product will be materially adversely affected. Furthermore, under the terms of Geoworks' agreements with hardware manufacturers, the manufacturer is generally permitted to add product enhancements or new products to the agreement. In such event, Geoworks may be obligated to apply advance payments under the agreement against license revenue to be earned by Geoworks on per unit sales of such additional products. Geoworks may incur additional research and development expenses to provide software for such products. Any such activities are generally subject to reaching agreement on specifications, delivery, pricing and additional payments.

DEVELOPMENT OF WIRELESS CONTENT AND SERVICES

      Even if the general smart phone market develops as anticipated by Geoworks and the GEOS system software becomes a leading platform for hardware and software products, Geoworks' long-term financial success is dependent on its ability to derive revenue from the delivery of wireless content and services for GEOS-based smart phones. Geoworks' plan for generating such revenue includes: sales by Geoworks of internally developed client and server software and services for, as well as upgrades to and associated products for, the GEOS-based smart phones; license revenue from communication services providers; and distribution by Geoworks of its own and third-party applications, content and services. There can be no assurance, however, that Geoworks will be able to derive significant revenue from any of these sources. The Company currently offers only a very limited number of aftermarket applications in selected smart phone market segments. The Company's wireless server and client development resources, experience and market presence are more limited than that of many other developers. There can be no assurance that Geoworks will be able to successfully develop additional aftermarket products or services or obtain distribution rights to third-party products or content, or that any such products or content will achieve market acceptance. Further, Geoworks has historically marketed an integrated package of operating systems and applications, and has only limited experience marketing server and client applications to communication service providers. There can be no assurance that Geoworks will be able to offer sufficiently attractive additional functionality in GEOS system software and associated products to generate significant revenue. Moreover, Geoworks may be required to respond to competitive products and to customer demands by including features of its aftermarket products or services in updated versions of Geoworks' operating system software. To the extent that Geoworks is required to so include such products and services, Geoworks may be unable to derive the level of revenue from such products and service that Geoworks would derive if such products or services were sold separately. While, in the past, Geoworks has been able to obtain recurring license revenue from certain communication service providers, there can be no assurance that Geoworks will be able to obtain similar arrangements with other providers. Finally, practicable and effective cellular distribution of content and services is an unproved concept which depends on many factors for success, including the size of the data and applications to be distributed and the presence of an appropriate infrastructure. Accordingly, there can be no assurance that cellular distribution will prove to be feasible. Regardless of the success of the GEOS system software, if Geoworks is unable to derive significant revenue from one or more of the foregoing after market sources, Geoworks' long term business, results of operations and financial condition will be materially adversely affected.

RISK OF SOFTWARE PRODUCT DEVELOPMENT

      Geoworks' future success will depend on its ability to develop and release new operating system and application software products and upgrades on a timely basis. Because of the short product life cycles and intense competition expected in the smart phone market in which Geoworks participates, the timeliness of new product introductions and shipments can be critical to whether a particular product will ever achieve market acceptance. There can be no assurance that Geoworks will be able to develop, introduce and ship new products or upgrades on a timely basis. Furthermore, from time to time, Geoworks and others may announce new products, features or technologies that have the potential to replace or shorten the life cycle of Geoworks' existing product offerings. There can be no assurance that announcements by Geoworks or competitors will not cause customers to defer purchasing existing products of Geoworks or its hardware partners, or cause distributors and dealers to return products. Delays or difficulties associated with developing or introducing new products could have a material adverse effect on Geoworks' business and results of operations.

      The Company has historically engaged in significant customization of its GEOS system software for each hardware partner. The software development and customization process is inherently unpredictable. Development time and the achievability of design objectives may not be determinable until very late in the development process. Problems and delays in product development or customization may result in the delay or cancellation of planned product or service offerings by Geoworks and its strategic partners and, consequently, could have an adverse effect on the Company's operating results. In the past, Geoworks has experienced significant delays in the completion of development and customization projects and the release of new products to hardware partners. Consequently, the receipt of development fees and license revenue from these partners has at times also been delayed. In particular, Geoworks experienced two significant delays relating to OEM projects in 1993, the more significant of which resulted in the OEM delaying payment of US$2.6 million owed to Geoworks for a period of approximately 12 months and forced Geoworks to cover its capital needs through short-term borrowings and extended payment terms with certain key vendors. Such delays have resulted from a number of factors, including changes in specifications initiated by Geoworks' hardware partners. The extent of these delays has varied depending upon the size and scope of the product and the nature of the problems encountered. There can be no assurance that Geoworks will not experience similar problems and delays in the future, resulting in material adverse effects on Geoworks' operating results. Furthermore, no complex software product is totally free of errors and significant errors may go undetected for some time. Discovery of significant errors may delay or cancel product releases and, if not discovered until after product release, may necessitate recall of products by Geoworks and its strategic partners and expose Geoworks to substantial expense and claims for reimbursement.

DEPENDENCE ON COMPLEMENTARY TECHNOLOGIES

      In certain markets, widespread adoption and use of smart phones may depend on the commercial availability of other technologies and business relationships. For example, widespread use of cellular telephones for data transfer in the United States or other regions may depend upon the development and rollout of a cellular network infrastructure capable of digital transmission. Other markets may depend upon the development of reliable, affordable and convenient wireless transmission of data. For smart phones and other communicating devices to achieve consumer level pricing, technologies which reduce the cost of manufacturing and the cost of goods may need to be developed and implemented. These cost reductions will also require Geoworks' OEM licensees to achieve economies of scale in manufacturing. There can be no assurance that such complementary technologies will develop, or that such cost and price reductions will be achieved.

ACQUISITIONS; INTEGRATION OF OPERATIONS

      Geoworks expects that the Acquisition of Eden Group Limited will result in long-term strategic benefits. These anticipated benefits will depend in part on whether the companies' operations can be integrated in an efficient and effective manner. There can be no assurance that this will occur. The combination of the companies will require, among other things, the integration of the companies' respective product offerings and the coordination of the companies' sales, marketing and research and development efforts. There can be no assurance that the combined company will be able to take full advantage of these combined efforts. The success of this process will be significantly influenced by the ability of the combined company to attract and retain key management, sales, marketing and research and development personnel and to integrate personnel with disparate business backgrounds working in different corporate cultures. Integrating the two companies will require the dedication of management resources, which may distract attention from the day-to-day operations of the combined company. In addition, Geoworks expects to incur significant additional operating costs in connection with the integration of the two companies. The inability of management to successfully integrate the operations of the companies in an efficient and cost-effective manner, the loss of customers or key personnel or the disruption of operations as a result of such integration could have a material adverse effect upon the business, operating results or financial condition of the combined company.

DEPENDENCE ON KEY PERSONNEL

      The Company's future success depends in large part on the continued service of its key technical, marketing and management personnel and on its ability to continue to attract and retain qualified employees, particularly highly skilled software design engineers involved in the development of new products. The competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. In addition, the Company does not have employment contracts with most of its key personnel. The loss of key employees could have a material adverse effect on the Company's business, operating results and financial condition.

UNDESIGNATED PREFERRED STOCK

      The Company's Board of Directors can, without obtaining shareholder approval, issue shares of Preferred Stock having rights, preferences, privileges and restrictions, including voting rights, that could adversely affect the rights of holders of the Company's Common Stock. The issuance of the Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company, thereby delaying, deferring or preventing a change in control of the Company. Furthermore, such Preferred Stock may have other rights including economic rights senior to the Common Stock, and, as a result, the issuance of such stock could have a material adverse effect on the market value of the Common Stock. The Company may in the future adopt other measures that may have the effect of delaying, deferring or preventing a change in control of the Company, even though such a change in control might be at a premium price or favored by a majority of unaffiliated shareholders. Certain of such measures may be adopted without any further vote or action by the shareholders.

VOLATILITY OF STOCK PRICE; ABSENCE OF DIVIDENDS; DILUTION

      There has been significant volatility in the market price of securities of technology companies similar in size to the Company. Factors such as announcements of technological developments or new products by the Company or its competitors, variations in the Company's quarterly operating results, or general economic or stock market conditions unrelated to the Company's operating performance may have a significant effect on the market price of the Common Stock. The Company has not been profitable in the last five years and has never declared or paid cash dividends on its capital stock. To the extent the Company becomes profitable, the Company intends to retain any future earnings to finance the growth and development of its business. As of March 31, 1997, the net tangible book value of the Company was $36,553,000, or $2.36 per share. The Company will not receive any of the proceeds from the sale of shares covered hereby, and net tangible book value will not be affected thereby. Accordingly, purchasers may incur immediate and substantial book value dilution from the amount of their purchase.

                                 USE OF PROCEEDS

      The Company will not receive any of the proceeds from the sale from time to time of the Shares. All proceeds from the sale of the Shares will be for the account of the Selling Shareholders, as described below. See "Selling Stockholders" and "Plan of Distribution" described below.

                              SELLING STOCKHOLDERS


      The shares of Common Stock to be sold by the Selling Shareholders pursuant to this Prospectus represent shares issued to the Selling Shareholders by the Company in connection with the Acquisition (the "Acquisition Shares"). No Selling Shareholder beneficially owns any shares of Common Stock other than Acquisition Shares. The following table sets forth as of the date of this Prospectus, the name of each of the Selling Shareholders, the number of shares held by each such Selling Shareholder (all of which shares may be offered for sale from time to time by this Prospectus), and the number of shares to be held by each such Selling Shareholder assuming the sale of all the Common Stock offered hereby. Except as indicated, none of the Selling Shareholders has held any position or office or had a material relationship with the Company or any of its affiliates within the past three years other than as a result of the ownership of the Company's Common Stock. The Company may amend or supplement this Prospectus from time to time to update the disclosure set forth herein.



                                                                                                Shares Beneficially Owned
                                                         Shares           Shares Which May           After Offering(3)
                                                      Beneficially      be Sold Pursuant to     -------------------------
            Selling Stockholder                         Owned(1)         this Prospectus(2)       Number         Percent
--------------------------------------------          ------------      -------------------     ---------        --------
David Edward John Crisp(4)                               11,258                11,258               0              --
David Lee Stevens                                         6,227                 6,227               0              --
Alistair Jenkins                                          8,529                 8,529               0              --
Dennis Phillip Taylor                                    30,723                30,723               0              --
Skanco Trustees Limited as trustee for
  The David Edward John Crisp Settlement                 88,466                88,466               0              --
Skanco Trustees Limited as trustee of the
  David Lee Stevens Settlement                           15,611                15,611               0              --
Skanco Trustees Limited as trustee of the
  Alistair Jenkins Settlement                            15,611                15,611               0              --
3i Group plc                                            353,010               353,010               0              --
A.I.I. Holding Corporation                              141,365               141,365               0              --
Mr. John Emmerson                                         4,336                 4,336               0              --
Steven Randall                                              429                   429               0              --
Skanco Trustees Limited (as trustee of
  The Steven Randall Settlement)                         88,466                88,466               0              --
Citifriends Nominee Limited                             105,764               105,764               0              --
Robert and Sophie Peterson                                3,469                 3,469               0              --
Christopher Michael Batterham, Esq.                       2,116                 2,116               0              --
Childs Nominees Limited                                   2,116                 2,116               0              --
Jeremy Guy Brassington                                    5,290                 5,290               0              --
Fieldhelm Limited c/o National Leasing &
  Finance Co.                                            50,973                50,973               0              --
SPRL ETS De Groodt                                       21,681                21,681               0              --
Pershing Keen Nominees Limited A/C
  HCL                                                    20,220                20,220               0              --
Mrs. Patricia Ann Renshaw                                 2,115                 2,115               0              --
Southwind Limited c/o AS & K Services
  (Guernsey) Limited                                     13,009                13,009               0              --
Pershing Keen Nominees Limited A/C
  HCLCGT                                                 17,949                17,949               0              --
David William Balfe, Esq.                                10,580                10,580               0              --
Ronald Britton, Esq.                                      2,116                 2,116               0              --
Steven Charles Hirst, Esq.                                2,116                 2,116               0              --

                                                                                                Shares Beneficially Owned
                                                         Shares           Shares Which May           After Offering(3)
                                                      Beneficially      be Sold Pursuant to     -------------------------
            Selling Stockholder                         Owned(1)         this Prospectus(2)       Number         Percent
--------------------------------------------          ------------      -------------------     ---------        --------
Robert Thomas Kerr Brown, Esq.                           7,866                 7,866               0              --
Claybrooke Investments Limited c/o S.G.
 Associates Limited                                     31,655                31,655               0              --
Elewill Limited                                          3,174                 3,174               0              --
Emron Publishing Limited                                 5,290                 5,290               0              --
Frank Sanderson, Esq.                                    3,174                 3,174               0              --
Adrian Charles O'Donnell, Esq. c/o IOC
  International plc                                      2,961                 2,961               0              --
Michael and Erica Louise Gordon                          5,287                 5,287               0              --
St. Georges Street Trustees                             10,576                10,576               0              --
Firmanent Investments Limited                            2,168                 2,168               0              --
John Anthony Condon, Esq.                                2,168                 2,168               0              --
Frederick Hendrik Fentener
  van Vlissingen, Esq.                                  10,840                10,840               0              --
Frederick Horth, Esq.                                    4,230                 4,230               0              --
Proneddim Holdings BV                                    2,168                 2,168               0              --
Matthew and Cristina Sugarman                            5,922                 5,922               0              --
Chafbury Investments Limited                             2,115                 2,115               0              --
David Emanuel Merton Mond, Esq.                          2,115                 2,115               0              --
Stuart Andrew Goldsmith, Esq.                            2,115                 2,115               0              --
Ian Arthur Folkes, Esq.                                  2,168                 2,168               0              --
Peter D. Davies, Esq.                                    2,116                 2,116               0              --
Raymond Joseph and Shirley Ann Dobson                    2,116                 2,116               0              --
Derek Hartle, Esq.                                       2,116                 2,116               0              --
John Kenneth and Antonia Mary Smith                      2,116                 2,116               0              --
Malcolm and Sylvia Moss                                  2,116                 2,116               0              --
Jonathan A. Edelstein, Esq.                              2,537                 2,537               0              --
Stanley Arthur Elston, Esq.                              2,116                 2,116               0              --
A&B Securities Limited as Trustee for
  Robert Stephen Holdings Limited                       42,305                42,305               0              --
Jonathan Axtell                                            745                   745               0              --
Martin Charles Alexander Baxter                            745                   745               0              --
Brian Bennett                                              223                   223               0              --
Gillian Brookman                                           223                   223               0              --
Hayden Gownie Clark                                      1,491                 1,491               0              --
John G. Doggett                                            223                   223               0              --
Anthony Glen Ford                                        2,983                 2,983               0              --
John Stephen Hargreaves                                    223                   223               0              --
Andrew Law                                               1,491                 1,491               0              --
Ian Miles Standish                                         745                   745               0              --
John Stuart Tune                                           223                   223               0              --
Henry Cooke Lumsden (London) Ltd                        21,152                21,152               0              --

---------

(1) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the date of this Prospectus through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

(2) Does not include 65,212 shares of Common Stock beneficially owned by Messrs. Crisp, Jenkins and Stevens that are subject to an escrow established pursuant to an Escrow Agreement entered into among the Company and such Selling Shareholders in connection with the Acquisition (the "Escrowed Shares"). Such escrow will expire on December 31, 1997 to the extent no claims on the escrow are outstanding at that time. A number of shares equivalent to the Escrowed Shares has been included in this Registration Statement, but is not reflected in this column of the table. An amended prospectus will be filed to reflect any change in the number of shares offered by these individual Selling Shareholders.

(3)   Assumes the sale of all Common Stock offered hereby.

(4) Following the Acquisition of Eden Group Limited, Mr. Crisp was appointed as the Company's Vice President, General Manager Europe.

                              PLAN OF DISTRIBUTION

      The shares covered by this Prospectus may be offered and sold from time to time by the Selling Shareholders. The Selling Shareholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. The Selling Shareholders may sell the shares being offered hereby on the Nasdaq National Market, or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or at negotiated prices. The shares may be sold by one or more of the following means of distribution: (a) a block trade in which the broker-dealer so engaged will attempt to sell shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this Prospectus; (c) an over-the-counter distribution in accordance with the rules of the Nasdaq National Market; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (e) in privately negotiated transactions. To the extent required, this Prospectus may be amended and supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the Company's Common Stock in the course of hedging the positions they assume with Selling Shareholders. The Selling Shareholders may also sell the Company's Common Stock short and redeliver the shares to close out such short positions. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered hereby, which shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction). The Selling Shareholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this Prospectus (as supplemented or amended to reflect such transaction). In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

      Any broker-dealer participating in such transactions as agent may receive commissions from the Selling Shareholders (and, if acting as agent for the purchaser of such shares, from such purchaser). Usual and customary brokerage fees may be paid by the Selling Shareholder. Broker-dealers may agree with the Selling Shareholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the Selling Shareholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the Selling Shareholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or by a combination of such methods of sale or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions as described above.

      The Company has advised the Selling Shareholders that the anti-manipulation Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Shareholders and their affiliates. In addition, the Company will make copies of this Prospectus available to the Selling Shareholders and has informed them of the need for delivery of copies of this Prospectus to purchasers at or prior to the time of any sale of the shares offered hereby. The Selling Shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act if any such broker-dealers purchase shares as principal.

      In order to comply with the securities laws of certain states, if applicable, the shares offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless such shares have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

      At the time a particular offer of the shares of Common Stock registered hereunder is made, if required, a Prospectus Supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

      The sale of shares by the Selling Shareholders is subject to compliance by the Selling Shareholders with certain contractual restrictions with the Company. There can be no assurance that the Selling Shareholders will sell all or any of the shares.

      The Company has agreed to indemnify the Selling Shareholders and any person controlling a Selling Shareholder against certain liabilities, including liabilities under the Securities Act. The Selling Shareholders have agreed to indemnify the Company and certain related persons against certain liabilities, including liabilities under the Securities Act.

      The Company has agreed with the Selling Shareholders to keep the Registration Statement of which this Prospectus constitutes a part effective for up to two years following February 24, 1997, the closing date of the Acquisition. This period may be shortened under certain circumstances. The Company intends to de-register any of the shares not sold by the Selling Shareholders at the end of such two year period; however it is anticipated that at such time any unsold shares may be freely tradable subject to compliance with Rule 144 of the Securities Act.

                                  LEGAL MATTERS

      The validity of the shares of Common Stock offered hereby will be passed upon by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California, counsel to the Company.


                                     EXPERTS

      The consolidated financial statements of Geoworks incorporated by reference in the Annual Report (Form 10-K) of Geoworks for the year ended March 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The Company will bear no expenses in connection with any sale or other distribution by the Selling Shareholders of the shares being registered other than the expenses of preparation of this Registration Statement and the Prospectus included in this Registration Statement. Such expenses are set forth in the following table. All of the amounts shown are estimates except the Securities and Exchange Commission ("SEC") registration fee.

         SEC registration fee ..........       $ 2,577
         Legal fees and expenses........         5,000
         Accounting fees and expenses...         3,000
         Miscellaneous expenses.........         1,423
                  Total.................       $12,000
                                               =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Article IV of the Registrant's Articles of Incorporation and Article VI of the Registrant's Bylaws provide for indemnification of its directors, officers, employees and agents to the maximum extent permitted by law. In addition, the Registrant has entered into Indemnification Agreements with its officers and directors. Reference is also made to Section 7 of the Underwriting Agreement for Registrant's public offering (Exhibit 1.1 to Registration Statement on Form S-3, declared effective November 13, 1995 (File No. 33-78104)) and Section 7 of the Underwriting Agreement for the Registrant's initial public offering (Exhibit 1.1 to Registration Statement on Form S-1, declared effective on June 22, 1994 (File No. 33-78014)), each of which provides for the indemnification of officers, directors and controlling persons of the Registrant against certain liabilities. A registration rights agreement entered into by the Registrant and certain holders of its Common Stock provides for cross-indemnification of such holders and the Registrant, its officers and directors for certain liabilities arising under the Securities Act or otherwise. In addition, a Declaration of Registration Rights executed by the Company for the benefit of the Selling Shareholders provides a cross-indemnification of such Selling Shareholders and any persons controlling any such Selling Shareholder, on the one hand, and the Registrant, on the other, its officers and directors for certain liabilities arising under the Securities Act or otherwise.

ITEM 16. EXHIBITS.


         5.1* Opinion of Wilson, Sonsini, Goodrich & Rosati, Professional Corporation

         23.1   Consent of Independent Auditors

         23.2*  Consent of Counsel (included in Exhibit 5.1)

         24.1*  Power of Attorney

         99.1   Press Release of Geoworks dated April 24, 1997

--------
* Previously filed.



Item 17. UNDERTAKINGS.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                  The undersigned Registrant hereby undertakes:

                               (1) To file, during any period in which offers or
                  sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                               (2) That, for the purpose of determining any
                  liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                               (3) To remove from registration by means of a
                  post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

                               (4) That, for purposes of determining any
                  liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
                  Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Geoworks certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alameda, State of California, on April 29, 1997.



                                       GEOWORKS

                                       By:               *
                                           -------------------------------------
                                           Gordon E. Mayer
                                           President and Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this amendment to registration statement has been signed by the following persons in the capacities and on the dates indicated.


         SIGNATURE                                     TITLE                         DATE
-----------------------------          ------------------------------------     --------------
            *                                 Chairman of the Board            April 29, 1997
-----------------------------
Brian P. Dougherty

            *                              President, Chief Executive          April 29, 1997
-----------------------------                  Officer and Director
Gordon E. Mayer                             (Principal Executive Officer)

/s/ Daniel L. Sicotte                      Controller (Principal Financial     April 29, 1997
-----------------------------                   and Accounting Officer)
Daniel L. Sicotte

            *                                        Director                   April 29, 1997
-----------------------------
Clive G. Smith

            *                                        Director                   April 29, 1997
-----------------------------
Bruce W. Dunlevie

            *                                        Director                   April 29, 1997
-----------------------------
Eric E. Schmidt

            *                                        Director                   April 29, 1997
-----------------------------
R. Duff Thompson

            *                                        Director                   April 29, 1997
-----------------------------
Reijo Paajanen

-----------------------------
*By: /s/ Daniel L. Sicotte
     ------------------------
        Daniel L. Sicotte,
        Attorney-in-Fact

                                INDEX TO EXHIBITS




Exhibit
Number                        Description


5.1*       Opinion of Wilson, Sonsini, Goodrich & Rosati, Professional
           Corporation

23.1       Consent of Independent Auditors

23.2*      Consent of Counsel (included in Exhibit 5.1)

24.1*      Power of Attorney

99.1       Press Release of Geoworks dated April 24, 1997

---------
* Previously filed.